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                                                                    EXHIBIT 99.1

               TRIDENT MICROSYSTEMS REPORTS FINANCIAL RESULTS FOR

                        FIRST QUARTER OF FISCAL YEAR 2004

Sunnyvale, Calif. --- October 22, 2003: Trident Microsystems, Inc. (NASDAQ:
TRID) reported today its financial results for the first quarter of fiscal year
2004 ended September 30, 2003. The Company announced that its net sales for the first quarter were $9,832,000, a decrease of 33% from $14,620,000 for the prior quarter and a decrease of 27% from $13,235,000 for the same quarter of the prior fiscal year. Net sales for the first quarter ended September 30, 2003 were $9,832,000 which were primarily from digital media sales, this compares to digital media sales for the prior quarter of $5,645,000, an increase of 74% and digital media sales for the same quarter of the prior fiscal year of $5,348,000, an increase of 84%. Net income in the first quarter of fiscal year 2004 was $4,679,000, or $0.33 per share, which includes a pre-tax gain of $7.6 million related to the restructuring of the Graphics Division and to the sales of 6.8% of the equity of our subsidiary, TTI, and of one-third of our interest of XGI stock. The operating loss, excluding investment gains and losses, was $132,000.
In the prior quarter the Company incurred a net loss $4,589,000, or $0.33 per share and in the same quarter of the prior fiscal year the Company incurred a net loss of $5,830,000, or $0.43 per share. Specifically, TTI on a standalone basis completed its first quarter of operations as the Trident's digital media operations with net income of $931,000.

"We successfully completed our two restructuring transactions in this quarter," said Frank Lin, President and CEO. "We are pleased to report that, operating as a digital media company starting from this quarter, we have achieved our operational objective of substantially increasing digital media revenue and profit at the TTI level. As of now, Trident's digital media revenue comes mainly from TTI, the Company's 83% owned subsidiary, and we believe this will be the case for at least the next few quarters. We believe we are well on track to achieve profitability in the December quarter."

"We are glad to report that we have achieved $9.2M revenue for TTI in the September quarter, a strong growth of 63% over the June quarter revenue of the digital media sales," said JH Chang, President of TTI, Trident's subsidiary.
"The China market has recovered from the impact of SARS in the June quarter, and accounted for 73.5% of the total digital media revenue this quarter. During the quarter, we announced Samsung's LCD TV design-win for their 15" main-stream, high-volume model, and we have also successfully showcased our next generation
DPTV((TM)) Video Processor for LCD TV, PDP TV, and Flat Screen CRT TV applications at Berlin's IFA show. This product has been very well received by many first-tier OEM customers worldwide. We are confident that this product will further extend our lead both in the integration level and video quality over other competitors. We expect to formally announce this product and some early design-wins in the near future. Overall, we believe our product design-in momentum is very strong at this moment, both in the backlog and design-win activities. Looking forward, we are projecting between 25% and 35% revenue growth in the December quarter over
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the September quarter. We anticipate that growth in the December quarter will mainly come from LCD TV and PDP activities as more customers' TV models start to ramp into production. We expect that the LCD TV and PDP related revenue will be more than double in the December quarter from the September quarter."

Trident also announced that it had completed stock sales of a portion of its positions in XGI, the entity to which its video graphics assets were sold, and TTI, its digital media subsidiary. The sales were both to venture capital entities, and both improved the Company's cash position. During the quarter, the Company completed the transfer of the Graphics Business Unit to XGI in exchange for an equity interest in XGI, and then sold one-third of the equity interest to a third party. These transactions resulted in a gain of $6.6 million reported in the line item for gain (loss) on investments. The Company sold approximately
6.8% of its holding in TTI to a venture fund and its affiliates for $2.7 million representing a gain of $1 million. The venture fund is an affiliate of UMC, a key business partner of the Company, and was the largest independent shareholder of TTI (about 15%) prior to the restructuring. After the restructuring, Trident increased its interest in TTI from 68% to 90%, and other TTI shareholders, including the UMC affiliate, were diluted. The UMC affiliate requested and negotiated with the Company the right to acquire additional shares of TTI, with a premium over the valuation of TTI implied in June at the time of the restructuring transaction, to maintain a long-term and meaningful relationship in TTI. "We believe our strategic relationship with UMC can greatly enhance our overall competitiveness in this market and benefit the shareholders for the long term," said Mr. Lin.

The Company also announced that it will hold a conference call to discuss the earnings, which will occur on Wednesday, October 22, 2003 at 2:30 p.m. Pacific
Time (5:30 p.m. Eastern Time). Shareholders may participate in the call by calling 800-923-4207 (U.S.), or 904-779-4713 (International) conference ID number 19780185 and Chairperson Frank Lin. A replay of the conference call will be available approximately two hours following the conference call until midnight PT, on October 29, 2003, and can be accessed by calling 800-252-6030 using access code 19780185.

FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including statements which use the words "expect", "hope", "anticipate", "believe", "potential" and similar words, including our statements regarding new products, revenue expectations and our expectations regarding design-wins. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, changes in targeted consumer electronics markets such as Digital Television, whether Trident is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for Trident products, competitive pressures, including pricing and competitors' new product introductions, and the outcome of pending litigation.
Additional factors that may affect the Company's business are described in detail in the Company's filings with the Securities and Exchange Commission.
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ABOUT TRIDENT MICROSYSTEMS, INC.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for CRT TV, LCD TV, PDP TV, HDTV, and digital set-top box.
Trident's products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company's web site: http://www.tridentmicro.com.

Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

FOR PRESS RELEASES:
Trident Microsystems, Inc.
Investor Relations
Tel:  (408) 991-8090
Email:  Investor@tridentmicro.com
Web site: http://www.tridentmicro.com
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Trident Microsystems, Inc.
Consolidated Statement of Operations

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

                                                                       Three Months Ended

                                                        -----------------------------------------------
                                                      September 30,       June 30,        September 30,
(in thousands, except per share data, unaudited)          2003              2003              2002
                                                      -------------       --------        -------------
Net sales                                               $  9,832          $ 14,620          $ 13,235

Cost of sales                                              4,859            11,730             9,357
                                                        --------          --------          --------
Gross profit                                               4,973             2,890             3,878
% to net sales                                              50.6%             19.8%             29.3%

Research and development expenses                          2,081             4,566             5,773
% to net sales                                              21.2%             31.2%             43.6%

Selling, general and administrative expenses               3,024             2,786             2,915
% to net sales                                              30.8%             19.1%             22.0%
                                                        --------          --------          --------
Loss from operations                                        (132)           (4,462)           (4,810)
% to net sales                                              (1.3)%           (30.5)%           (36.3)%
Gain(loss) on investments, net                             7,205              (208)               --
Interest and other income, net                              (128)               81                26
Minority interests in subsidiaries                           (96)               --                --
                                                        --------          --------          --------
Income(loss) before income taxes                           6,849            (4,589)           (4,784)
% to net sales                                              69.7%            (31.4)%           (36.1)%

Provision for income taxes                                 2,170                --             1,046
% to net sales                                                 0               0.0%              7.9%
                                                        --------          --------          --------
Net income(loss)                                        $  4,679          $ (4,589)         $ (5,830)
% to net sales                                              47.6%            (31.4)%           (44.0)%
                                                        --------          --------          --------
Basic net income (loss) per share                       $   0.33          $  (0.33)         $  (0.43)
                                                        --------          --------          --------
Common shares used in computing basic
  per share amounts                                       14,312            13,783            13,601
                                                        --------          --------          --------
Diluted net income (loss) per share                     $   0.29          $  (0.33)         $  (0.43)
                                                        --------          --------          --------
Common and common equivalent shares used
  in computing diluted per share amounts                  16,049            13,783            13,601
                                                        --------          --------          --------

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Trident Microsystems, Inc.
Consolidated Balance Sheet

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
                                                     September 30,      June 30,       September 30,
(in thousands, unaudited)                                2003             2003             2002
                                                     -------------      --------       -------------
ASSETS
Current assets
  Cash and cash equivalents                            $ 22,230         $  5,085         $ 18,666
  Short-term investment - UMC                            61,140           43,541           43,669
  Short-term investments - other                            926            1,241              825
  Accounts receivable, net                                  754            4,338            1,417
  Inventories                                             1,857            2,318            4,401
  Prepaid expenses and other current assets               1,307              734            1,116
  Assets held for sale                                       --            1,800               --
                                                       --------         --------         --------
    Total current assets                                 88,214           59,057           70,094

Property and equipment, net                               2,647            2,789            4,507
Long-term investment - UMC                                2,103            4,375            6,563
Long-term investments - other                             3,039            3,569            8,642
Other assets                                                342              333              400
                                                       --------         --------         --------
    Total assets                                       $ 96,345         $ 70,123         $ 90,206
                                                       ========         ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                     $  8,372         $  7,974         $  5,806
  Accrued liabilities                                     7,798            8,332           10,756
  Deferred tax liabilities                                5,133               --               --
  Income taxes payable                                    3,750            1,580            1,385
                                                       --------         --------         --------
    Total current liabilities                            25,053           17,886           17,947
Minority interests in subsidiaries                        2,287               77              509
                                                       --------         --------         --------
    Total liabilities                                    27,340           17,963           18,456

Stockholders' equity

  Capital stock                                          59,811           57,752           56,341
  Treasury stock, at cost                               (17,952)         (17,952)         (17,952)
  Retained earnings                                      19,260           14,581           33,515
  Accumulated other comprehensive income (loss)           7,886           (2,221)            (154)
                                                       --------         --------         --------
    Total stockholders' equity                           69,005           52,160           71,750
                                                       --------         --------         --------
    Total liabilities and stockholders' equity         $ 96,345         $ 70,123         $ 90,206
                                                       ========         ========         ========
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